Exhibit 99.1
June 28, 2008
Lakshmi N. Mittal
Berkeley Square House
7th Floor
London W1J6DA
England
Dear Lakshmi:
We are all very pleased that you have become a member of our Board of Directors as of June 28, 2008.
This letter sets forth the terms of your compensation as a non-management director, which terms will remain in effect unless and until modified by the Board.
1. Prorated Fiscal 2008 Compensation. Your prorated fiscal 2008 compensation is as follows:

Fiscal 2008 Annual Retainer:	$37,500 (prorated from $75,000, to be converted into fully vested restricted stock units[1] (“RSUs”))

Fiscal 2008 Annual Grant:	The Annual Grant amount will be determined by the Board at the end of the fiscal year. In the first year, we typically make the Annual Grant in RSUs. Thereafter, the Annual Grant is paid in RSUs, fully vested options, or a combination of RSUs and fully vested options at each director’s prior year election.

[1]	A restricted stock unit constitutes an unfunded, unsecured promise to deliver a share of Goldman Sachs Group, Inc. (“GS Inc.”) common stock on a predetermined date.

Exhibit 99.1
Lakshmi N. Mittal
June 28, 2008
Page Two
2. Terms of RSUs. The number of RSUs granted to you for fiscal 2008 will be calculated using the same method as that used for determining grants to employees for fiscal 2008 year-end RSUs. All RSUs granted as non-management director compensation provide for delivery of GS Inc. shares on the last business day of May in the calendar year following the calendar year in which you cease to be a director of GS Inc.
3. Timing of Awards. The Annual Grant and Annual Retainer awards will be granted to you on the same date as fiscal year-end equity awards for fiscal 2008 are granted to employees of GS Inc. and its affiliates who are subject to Section 16 of the U.S. Securities Exchange Act of 1934.
I have enclosed various documents in connection with these arrangements. Please complete them as necessary, sign where indicated and return them in the enclosed envelope.

Sincerely,
/s/ Lloyd C. Blankfein
Lloyd C. Blankfein

Enclosures:	The Goldman Sachs Amended and Restated Stock Incentive Plan
Signature Card for Equity-Based Awards and the Mellon Custody Account
Custody Agreement
Form W-8-BEN